                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)




                              TAG-IT PACIFIC, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
--------------------------------------------------------------------------------
                           (Title Class of Securities)

                                    873774103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               SEPTEMBER 21, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)
[x]      Rule 13d-1(c)
[ ]      Rule 13d-1(d)

----------------------------------------                                        --------------------------------------

CUSIP No. 873774103                                       13G                   Page 2 of 8 Pages
----------------------------------------                                        --------------------------------------


-------- -------------------------------------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                                                                  COATS PLC
-------- -------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)      [ ]

         (b)      [ ]
-------- -------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY

-------- -------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                 United Kingdom
-------- -------------------------------------------------------------------------------------------------------------
                          5        SOLE VOTING POWER

    NUMBER OF SHARES                                                       0
 BENEFICIALLY OWNED BY
 EACH REPORTING PERSON
          WITH
------------------------- -------- -----------------------------------------------------------------------------------
                          6        SHARED VOTING POWER

                                                                        607,288
------------------------- -------- -----------------------------------------------------------------------------------
                          7        SOLE DISPOSITIVE POWER

                                                                           0
------------------------- -------- -----------------------------------------------------------------------------------
                          8        SHARED DISPOSITIVE POWER

                                                                        607,288
-------- -------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     607,288
-------- -------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------- -------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      7.1%
-------- -------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*


                                       HC
-------- -------------------------------------------------------------------------------------------------------------

----------------------------------------                                        --------------------------------------

CUSIP No. 873774103                                       13G                   Page 3 of 8 Pages
----------------------------------------                                        --------------------------------------


-------- -------------------------------------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                                                                  COATS PATONS LIMITED
-------- -------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                               (a) [ ]
                                                                                               (b) [ ]
-------- -------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY

-------- -------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                 United Kingdom
------------------------- -------- -----------------------------------------------------------------------------------
                          5        SOLE VOTING POWER

    NUMBER OF SHARES                                                       0
 BENEFICIALLY OWNED BY
 EACH REPORTING PERSON
          WITH
------------------------- -------- -----------------------------------------------------------------------------------
                          6        SHARED VOTING POWER

                                                                        607,288
------------------------- -------- -----------------------------------------------------------------------------------
                          7        SOLE DISPOSITIVE POWER

                                                                           0
------------------------- -------- -----------------------------------------------------------------------------------
                          8        SHARED DISPOSITIVE POWER

                                                                        607,288
-------- -------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     607,288
-------- -------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------- -------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      7.1%
-------- -------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*


                                       CO
-------- -------------------------------------------------------------------------------------------------------------

----------------------------------------                                        --------------------------------------

CUSIP No. 873774103                                       13G                   Page 4 of 8 Pages
----------------------------------------                                        --------------------------------------


-------- -------------------------------------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                                                                COATS NORTH AMERICA CONSOLIDATED, INC.
                                                                                51-0371432
-------- -------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                               (a) [ ]
                                                                                               (b) [ ]
-------- -------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY

-------- -------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware
-------- -------------------------------------------------------------------------------------------------------------
                          5        SOLE VOTING POWER

    NUMBER OF SHARES                                                       0
 BENEFICIALLY OWNED BY
 EACH REPORTING PERSON
          WITH
------------------------- -------- -----------------------------------------------------------------------------------
                          6        SHARED VOTING POWER

                                                                        607,288
------------------------- -------- -----------------------------------------------------------------------------------
                          7        SOLE DISPOSITIVE POWER

                                                                           0
------------------------- -------- -----------------------------------------------------------------------------------
                          8        SHARED DISPOSITIVE POWER

                                                                        607,288
-------- -------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     607,288
-------- -------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------- -------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      7.1%
-------- -------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*


                                       CO
-------- -------------------------------------------------------------------------------------------------------------

ITEM 1(A).      NAME OF ISSUER:

                           Tag-It Pacific, Inc.

ITEM 1(B).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           21900 Burbank Boulevard
                           Suite 270
                           Woodland Hills, CA 91367

ITEM 2(A).      NAME OF PERSON FILING:

                           This schedule is being jointly filed by Coats plc ("Coats"), Coats Patons Limited ("Coats Patons") and Coats North America Consolidated, Inc. ("CNAC").

ITEM 2(B).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                           Reporting Person          Address
                           ----------------          -------

                           1.  Coats                 #1 The Square
                                                     Stockley Park
                                                     Uxbridge
                                                     Middlesex, UB  11 1TD

                           2.  Coats Patons          Pacific House
                                                     70 Wellington Street
                                                     Glasgow  G2 6UB

                           3.  CNAC                  Two Lake Pointe Plaza
                                                     4135 South Stream Blvd.
                                                     Charlotte, NC  28217

ITEM 2(C).      CITIZENSHIP:

                           Coats is organized under the laws of the United Kingdom, Coats Patons is organized under the laws of the United Kingdom and CNAC is a Delaware corporation.

ITEM 2(D).      TITLE OF CLASS OF SECURITIES:

                           Common Stock, par value $.001

ITEM 2(E).      CUSIP NUMBER:

                           873774103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                           Not Applicable

         (a)      [ ]      Broker or Dealer registered under Section 15 of the
                           Exchange Act.

         (b)      [ ]      Bank as defined in Section 3(a)(6) of the Exchange
                           Act.

         (c)      [ ]      Insurance Company as defined in Section 3(a)(19) of
                           the Exchange Act.

         (d)      [ ]      Investment Company registered under Section 8 of the
                           Investment Company Act.

         (e)      [ ]      An investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E).

         (f)      [ ]      An employee benefit plan or endowment fund in
                           accordance with 13d-(b)(1)(ii)(F).

         (g)      [ ]      A parent holding company or control person in
                           accordance with Rule 13d-1(b)(ii)(G).

         (h)      [ ]      A savings association as defined in Section 3(b) of
                           the Federal Deposit Insurance Act.

         (i)      [ ]      A church plan that is excluded from the definition
                           of an investment company under Section 3(c)(14) of the Investment Company Act.

         (j)      [ ]     Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box.
         [X]


ITEM 4.           OWNERSHIP.

                  Included in rows #5 through 9 and 11 on pages 2, 3 and 4

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                           Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                           Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  CNAC is the holder of record of the securities. CNAC is a wholly owned subsidiary of Coats Patons. Coats Patons is a wholly owned subsidiary of Coats.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                           Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                           Not Applicable

ITEM 10.          CERTIFICATIONS.

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the

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                           securities and were not acquired and are not held in
                           connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    October 3, 2001
                                         ---------------------------------------
                                                       (Date)

                                         COATS PLC



                                         By: /s/ Jonathan Lea
                                         ---------------------------------------
                                                     (Signature)


                                         Jonathan Lea, Chief Financial Officer
                                         ---------------------------------------
                                                    (Name/Title)



                                                    October 3, 2001
                                         ---------------------------------------
                                                         (Date)

                                         COATS PATONS LIMITED


                                         By: /s/ Jonathan Lea
                                         ---------------------------------------
                                                     (Signature)


                                         Jonathan Lea, Chief Financial Officer
                                         ---------------------------------------
                                                    (Name/Title)



                                                    October 3, 2001
                                         ---------------------------------------
                                                         (Date)


                                         COATS NORTH AMERICA CONSOLIDATED, INC.



                                         By: /s/ Donna Armstrong
                                         ---------------------------------------
                                                     (Signature)


                                         Donna Armstrong, Vice President-Finance
                                         ---------------------------------------
                                                    (Name/Title)




                                       8